Exhibit 10.2

RESOLUTIONS REGARDING NET SETTLEMENT OF STOCK OPTIONS

WHEREAS, Section 14 of the Air Products and Chemicals, Inc. Long-Term Incentive Plan as amended and restated 28 January 2010 (the “Plan”) authorizes the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company”) to amend the Plan in any respect which it deems to be in the best interests of the Company; and to amend outstanding Award Agreements with director Participants in a manner not inconsistent with the Plan and which, unless consented to by the affected Participant, does not adversely affect the interest of the Participant; and

WHEREAS, Section 16 of the Plan provides that the terms of the Plan as restated shall apply to Awards made prior to 28 January 2010, except to the extent such application would adversely affect the rights of Participants with respect to Awards made prior to such date or be a material modification of such Awards within the meaning of Code Section 409A; and the Board has been advised that the actions taken in the Resolutions below do not adversely affect the rights of the affected Participants and are not material modifications within the meaning of Section Code 409A; and

WHEREAS, it has been recommended to the Board that the Plan be amended to allow, to the extent and on such terms as the Administrator specifies, “Net Exercises” of Stock Options as defined herein below; and that outstanding Stock Option Awards to director Participants be amended to provide for automatic Net

Exercise of unexercised Stock Options on their expiration date to prevent the expiration of Stock Options due to restrictions placed by the Company on a Participant’s trading in Company stock or other circumstances that prevent a Participant from financing Stock Option exercises using other available methods; and

WHEREAS, the Board believes it is in the best interests of the Company that Stock Options do not expire unexercised so that Participants receive the compensation which they were awarded and have earned and Participants whose positions expose them to sensitive information or whose circumstances otherwise prevent exercising of their Stock Options are not penalized for holding Stock Options long after the Options are fully vested, which is a practice beneficial to the Company; and

WHEREAS, the Board has been advised that automatic Net Exercise of Stock Options upon expiration will result in satisfaction of the exercise price of the Stock Options through withholding shares of Common Stock which may, from time to time, be valued at a market price that does not reflect nonpublic material information, positive or negative, that the Participant possesses at the time of the exercise; however, the Committee believes that an automatic Net Exercise of a Stock Option upon expiration, which does not give the Participant discretion as to timing and does not entail a sale in the market, will not adversely impact the market for the Company’s stock, and that any potential net negative impact on the

Company would be immaterial and is outweighed by the Company’s interest in appropriately compensating its employees and directors; and

WHEREAS, capitalized terms used in these Resolutions and not otherwise defined shall have the meanings set forth in the Plan or in the applicable Award Agreement thereunder.

NOW, THEREFORE, BE IT RESOLVED, that, effective as of the date hereof, the Plan is amended as follows:

(x) Section 4(b) is amended to add a new paragraph (v) as follows:

Shares subject to a Stock Option, which would have been issued upon the exercise of the Stock Option, but are instead withheld to cover the exercise price of the Stock Option in a Net Exercise as described in Section 6(c)(ii), shall not become available for Awards under the Plan; and

(y) Section 6(c)(ii) is amended to add a sentence at the end as follows:

To the extent and on such terms as the Administrator specifies, a Nonstatutory Stock Option may also be exercised by a Net Exercise. In a Net Exercise of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise of the Option by the smallest number of whole shares that has an aggregate Fair Market Value equal to or in excess of the aggregate exercise price for the shares covered by the Option exercised; and under this method the excess of the Fair Market Value of the shares shall be paid to the Participant, or may be used to satisfy tax withholding obligations; and

(z) Section 14 is amended to add the following definition:

“Net Exercise” shall mean a method for settling Stock Options whereby, instead of receiving a payment or tender by the Participant to cover the exercise price of the Stock Option, the Company issues to the Participant the net shares of Common Stock representing the difference between the aggregate Fair Market Value of the shares of Common Stock covered by the Stock Option and the aggregate exercise price of the Stock Option; and

RESOLVED FURTHER, that all outstanding Award Agreements with director Participants issued under the Plan are amended, effective as of the date hereof, to provide that any Nonstatutory Stock Option which is unexercised as of the close of the New York Stock Exchange (“NYSE”) on the date it will expire will be settled by a Net Exercise whereby the Company will issue to the Participant shares of Company stock equal to the number of shares covered by the Stock Option reduced by the smallest number of whole shares with an aggregate Fair Market Value that is equal to or exceeds the aggregate Grant Price of the Stock Option; and the Company shall pay the Participant cash equal to any excess of the aggregate Fair Market Value of such shares over the aggregate Grant Price; and

RESOLVED FURTHER, that, for purposes of obtaining exemption under Securities Exchange Act Rule 16b-3, the Committee specifically approves the Net Exercise of the directors’ outstanding Stock Options specified in the Exhibit attached hereto as of the close of the NYSE on 26 January 2011, to the extent such Stock Options are not exercised prior thereto; and, to effect each such Net Exercise, the Company shall issue to the director shares of Common Stock equal to the number of shares covered by the Stock Option as indicated in the Exhibit, reduced by the number of whole shares that has a Fair Market Value equal to or in excess of the Aggregate Exercise Price of the Stock Option indicated in the Exhibit; and

RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and empowered in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of these Resolutions, including without limitation, making such additional revisions, if any, to the Plan or to the Award Agreements as may be required, in their discretion and upon advice of counsel to the Company, for compliance with applicable law.

AIR PRODUCTS AND CHEMICALS, INC.
BOARD OF DIRECTORS 15 July 2010